Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	April 12, 2012	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES ITS FIRST QUARTER DISTRIBUTION

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s first quarter 2012 cash distribution.  The distribution of $0.541883 per common unit represents activity for the three-month period ended March 31, 2012 and is payable on May 3, 2012 to common unitholders of record as of April 23, 2012.

Cash receipts attributable to the Partnership’s Royalty Properties during the first quarter totaled approximately $13.1 million. These receipts generally reflect oil sales during December 2011 through February 2012 and gas sales during November 2011 through January 2012. Cash receipts attributable to the Partnership’s Net Profits Interests during the first quarter totaled approximately $5.4 million. These receipts reflect oil and gas sales from the properties underlying the Net Profits Interests generally during November 2011 through January 2012. The $5.4 million also includes a cash receipt of approximately $3.3 million attributable to calendar year 2011 natural gas liquids.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d).  Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.